Exhibit 10-a

FIRST AMENDMENT
OF
ADC TELECOMMUNICATIONS, INC. 401(K) EXCESS PLAN
(2002 Restatement)

WITNESSETH:  That

WHEREAS, ADC TELECOMMUNICATIONS, INC., a Minnesota corporation (the “Principal Sponsor”), by resolution of its Board of Directors, has heretofore established and maintained a nonqualified, unfunded, deferred compensation and supplemental retirement plan for the benefit of a select group of management or highly compensated eligible employees, which in its most restated form, is embodied in a document effective January 1, 2002 and entitled “ADC Telecommunications, Inc. 401(k) Excess Plan (2002 Restatement)” (the “Plan Statement”); and

WHEREAS, The Principal Sponsor has delegated to the Retirement Committee of ADC Telecommunications, Inc. the power to make further amendments of the Plan Statement in any respect that does not materially increase the cost of the plan, and the Retirement Committee desires  to amend the Plan Statement;

NOW, THEREFORE, The Plan Statement is hereby amended in the following respects:

1.                 CODE § 162(m) DELAY.  Effective for distributions payable on or after February 26, 2002, Section 7 of the Plan Statement shall be amended by the addition of the following new Section 7.5 and all subsequent sections (and cross-references thereto) shall be renumbered:

7.5               Code § 162(m) Delay.  If the Committee determines that delaying the time that initial payments are made or commenced would increase the probability that such payments would be fully deductible for federal or state income tax purposes, the Employer may unilaterally delay the time of the making or commencement of payments until the January 31 of the calendar year next following the calendar year in which the payments would otherwise be payable.

2.                 SAVINGS CLAUSE.  Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.